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                                                           EXHIBIT 99(a)(15)



                                       Contacts:  Roy Winnick or Mark Semer
                                                  Kekst and Company
                                                  212-521-4842 or 4802


                     HART-SCOTT-RODINO WAITING PERIOD EXPIRES
                FOR KOLLMORGEN'S ACQUISITION OF PACIFIC SCIENTIFIC

WALTHAM, Mass., December 31, 1997 -- Kollmorgen Corporation (NYSE: KOL), of Waltham, Mass., announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to Kollmorgen's proposed business combination with Pacific Scientific Company (NYSE: PSX) expired at 11:59 p.m. on Tuesday, December 30, 1997. Accordingly, the condition to Kollmorgen's tender offer for a majority of Pacific Scientific's outstanding common stock requiring the expiration or early termination of the Hart-Scott-Rodino waiting period has been satisfied.

Copies of the Offer to Purchase, which includes certain other conditions, may be obtained from Georgeson & Company Inc., the Information agent for the cash tender offer.

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